EXHIBIT 10.1

THE NEW YORK TIMES COMPANIES
SUPPLEMENTAL RETIREMENT AND INVESTMENTPLAN
AMENDMENT NO. 4
THIS INSTRUMENT made as of 2nd day of September, 2014, by the ERISA Management Committee (the “Committee”) of the New York Times Company (the “Company”).
W I T N E S S E T H
WHEREAS, the Company maintains The New York Times Companies Supplemental Retirement and Investment Plan (the “Plan”) for the benefit of certain eligible employees; and
WHEREAS, pursuant to Section 12.01 of the Plan, the Committee has the authority to amend the Plan; and
WHEREAS, the Committee desires to amend the Plan to comply with the changes requested by the Internal Revenue Service (“IRS”) in connection with the Economic Growth and Tax Relief Reconciliation Act of 2001 favorable determination letter request filed with the IRS on January 31, 2011;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Subsection 3.01(d) of the Plan is hereby amended by deleting the fifth and sixth sentences in their entirety. The Subsection as amended shall read as follows:

“(d)    Notwithstanding the foregoing, effective January 1, 2009, all Employees who are eligible to make Before-Tax Contributions and Roth Contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of making of Catch-Up Contributions.”
2.Subsection 3.06(a)(ii) of the Plan is hereby deleted in its entirety and in its place is substituted the following:

“(ii)    In the event that such Before-Tax and/or Roth Contributions, together with other elective deferrals described in Section 402(g) of the Code, exceed the limitation in Subsection (i) above, the Employee shall advise the Plan Administrator in writing, not later than the March 1 next following the close of such taxable year, of the portion of such excess that he has allocated to the Plan and of his election to have such amount (plus the income or less the loss thereon), as reduced by the amount, if any, which the Employee elected under Section 3.01(b) of the Plan to have treated as After-Tax Contributions, distributed to him. The income or loss allocable to the Participant’s Before-Tax Account and/or Roth Contribution Account, as applicable, for the taxable year is multiplied by a fraction, the numerator of which is such Participant’s excess Before-Tax Contributions and/or Roth Contributions for the year and the denominator is the Participant’s Account Balance attributable to Before-Tax Contributions and/or Roth Contributions without regard to any income or loss occurring during such taxable year. The Plan Administrator shall direct the Trustee to distribute to the Employee not later than the next following April 15 such designated amount (together with any income, or reduced by any loss allocable to it). Unless otherwise specified by the Employee, distributions of excess elective deferrals shall be made from first from the Before –Tax Account.”
3.Section E of Appendix A is hereby amended by replacing an incorrect date of “May 1, 20100” with “May 1, 2010”.
IN WITNESS WHEREOF, the ERISA Management Committee of The New York Times Company has caused this amendment to be executed by a duly appointed member as of the date first set forth above.

ERISA MANAGEMENT COMMITTEE
By: __/s/ R. Anthony Benten